FEE WAIVER AND EXPENSE LIMITATION AGREEMENT

FEE WAIVER AND EXPENSE LIMITATION AGREEMENT, made as of the 19th day of September, 2023, between Allianz Variable Insurance Products Trust, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust listed on Exhibit A (the “Funds”), and Allianz Investment Management LLC, a Minnesota limited liability company (“AIM”).

WHEREAS, AIM has entered into an Investment Management Agreement with the Trust, on behalf of the Funds, pursuant to which AIM provides investment management services for the Funds, and for which AIM is compensated based on the average net assets of the Funds; and

WHEREAS, the Trust and AIM have determined that it is appropriate and in the best interests of the Funds and their shareholders to limit the expenses of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Fee Waiver and Expense Limitation. AIM agrees to waive all or a portion of its management fee and assume certain other expenses of a class of each Fund (excluding (i) brokerage expenses (including any costs incidental to transactions in portfolio securities or instruments), (ii) acquired fund fees and expenses, (iii) taxes, (iv) interest (including borrowing costs and dividend expenses on securities sold short and overdraft charges), (v) litigation expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto), and (vi) other extraordinary or non-routine expenses (including expenses arising from mergers, acquisitions or similar transactions involving any Fund)) (“Fund Expenses”) to the extent necessary to limit the Fund Expenses of a class of each Fund, on an annualized basis, to the rate set forth on Exhibit A as a percentage of a class of the respective Fund’s average net assets (the “Expense Limitation Amount”).

2.

Duty to Reimburse AIM. If, at any time, the Fund Expenses are less than the applicable Expense Limitation Amount of a class of shares of a Fund, the Trust, on behalf of the Fund, shall reimburse AIM for any fees previously waived and/or expenses previously assumed to the extent that such reimbursement will not cause the annualized Fund Expenses for such class of shares of the Fund to exceed (i) the Expense Limitation Amount then in effect or (ii) the Expense Limitation Amount in effect at the time the fees and/or expenses subject to reimbursement were waived and/or assumed by AIM; provided, however, that such reimbursement shall only be made for a period of three years following the end of the month in which the waiver or assumption was made.

3.	Assignment. No assignment of this Agreement shall be made by AIM without the prior consent of the Trust.

4.

Duration and Termination. This Agreement shall begin on May 1, 2024, and shall continue in effect until April 30, 2025, and shall continue in effect from year to year thereafter, unless and until the Trust or AIM notifies the other party to the Agreement, at least thirty days (30) prior to the end of the one-year period for the Fund, of its intention to terminate the Agreement. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement between AIM and the Trust, on behalf of the Fund, or in the event of merger, reorganization or liquidation of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Allianz Investment Management LLC		Allianz Variable Insurance Products Trust

By:	/s/ Brian Muench	By:	/s/ Mike Tanski
	Name: Brian Muench		Name: Mike Tanski
	Title: President		Title: VP, Operations

Exhibit A

	Expense Limitation Amount
Fund	Class 1	Class 2
AZL DFA International Core Equity Fund	N/A	1.39%
AZL DFA U.S. Core Equity Fund	N/A	1.20%
AZL DFA U.S. Small Cap Fund	N/A	1.35%
AZL Enhanced Bond Index Fund	N/A	0.70%
AZL Fidelity Institutional Asset Management® Multi-Strategy Fund	0.46%	0.71%
AZL Fidelity Institutional Asset Management® Total Bond Fund	0.70%	0.95%
AZL Government Money Market Fund	N/A	0.87%
AZL International Index Fund	0.52%	0.77%
AZL Mid Cap Index Fund	0.46%	0.71%
AZL Moderate Index Strategy Fund	0.20%	N/A
AZL MSCI Global Equity Index Fund	0.55%	0.80%
AZL Russell 1000 Growth Index Fund	0.59%	0.84%
AZL Russell 1000 Value Index Fund	0.59%	0.84%
AZL S&P 500 Index Fund	0.46%	0.71%
AZL Small Cap Stock Index Fund	0.46%	0.71%
AZL T. Rowe Price Capital Appreciation Fund	N/A	1.20%

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